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                      CONNECTICUT PERFORMING ARTS PARTNERS

                             JOINT VENTURE AGREEMENT


                  AGREEMENT made as of the 15th day of October, 1993, by and between Connecticut Amphitheater Development Corporation ("CADCo"), a Connecticut corporation, and Nederlander of Connecticut, Inc. ("NOC"), a Connecticut corporation.

                                   WITNESSETH:

                  WHEREAS, CADCo and NOC jointly desire to acquire, design, construct, develop, lease and/or operate a live entertainment and performing arts facility in the greater metropolitan area of Hartford, Connecticut (the "Project"); and

                  WHEREAS, in pursuit of such goal, CADCo and NOC desire to create a joint venture with the intent of (a) acquiring and/or entering into a long-term ground lease of the land underlying such facility in Hartford, Connecticut (the "Ground Lease"),including, without limitation, the acquisition and/or leasing of parking areas to service such facility and the premises referred to as the "Conrail Site", and (b) obtaining financing from the State of Connecticut Development Authority for the construction and development of such facility (the "Project Financing"), which Project Financing is anticipated to consist of (x) a "Tax Increment" bond issue in the approximate aggregate principal amount of $10,400,000, and (y) a bond issue and/or bank loan supported by a mortgage guarantee program of the State of Connecticut in the approximate aggregate principal amount of $8,600,000; and

                  WHEREAS, in contemplation of consummating such joint project, CADCo and NOC desire to establish mutually satisfactory arrangements for doing so, including without limitation arrangements with other Persons, firms and entities, such as Affiliates of MC, the City Hartford and others, all on the terms and conditions set forth below;

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                  NOW THEREFORE, in consideration of the foregoing and the
mutual covenants contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE I
                               CERTAIN DEFINITIONS

                  For purposes of this Agreement, the following terms shall have the meanings set forth below:

                  "Additional Required Funds" has the meaning set forth in
Section 6.2 hereof.

                  "Affiliate" means, with respect to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means authority, whether or not exercised, to control a Person's business and affairs, which authority shall be conclusively presumed to exist upon possession of the beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast on a board or other body which governs any such Person.

                  "Agreement" means this Joint Venture Agreement, as amended from time to time.

                  "Ancillary Revenues" shall mean all Gross Revenues (as hereinafter defined) other than Ticket Revenues (as hereinafter defined), including, without limitation, any revenues relating to food, beverage and merchandise concessions, parking revenues ticket surcharges, season ticket differentials, club income, sponsorship income or any other similar ancillary income.

                  "Available Cash" means the cash of the Joint Venture not needed to cover day-to-day operating expenses of the Joint Venture and not needed to cover reserves established


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by the Joint Venturers from time to time, including cash attributable to Booking
Fees and Management Fees.

                  "Backstage" means all matters relating to performances of artists, staging, stage management, production, lighting, sound amplification, equipment rental, limousine, backstage security, backstage hiring, runners, and performer and crew catering.

                  "Booking and Management Fees" shall mean the amounts listed on Annex D hereto.

                  "Budget" has the meaning set forth in Section 8.5

                  "Business Days" shall mean all days other than Saturdays, Sundays and days observed in the State of Connecticut as legal holidays.

                  "CADCo Key Man" means James Koplik.

                  "Capital Account" means, with respect to either Joint Venturer, the Capital Account maintained for such Joint Venturer in accordance with the following provisions:

                  (a) To each Joint Venture's Capital Account there shall be credited such Joint Venturer's Capital Contributions and such Joint Venturer's allocable share of Profits;

                  (b) To each Joint Venturer's Capital Account there shall be debited the amount of cash distributed to such Joint Venturer pursuant to any provision of this Agreement and such Joint Venturer's allocable share of Losses; provided, that notwithstanding the foregoing, for all purposes of this Agreement, the initial Capital Accounts in respect of all contributions under this Agreement on or prior to the date hereof shall be deemed to be the Joint Venturers' respective Initial Capital Contributions.


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                  (c) In the event any interest in the Joint Venture is
         transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor.

                  "Capital Contributions" means, with respect to any joint Venturer, the amount of money contributed to the Joint Venture with respect to the Joint Venture Interest held by such Joint Venturer pursuant to the terms of this Agreement.

                  "CDA" has the meaning set forth in the preamble hereto.

                  "Contract" means any contract, commitment, undertaking, lease, license, agreement or other arrangement providing for the Joint Venture to have the right to acquire, develop, design, construct, lease operate and/or book events at the Facility, inclusive of the Ground Lease.

                  "Defaulting Venturer" has the meaning set Section 6.3 hereof.

                  "Facility" means the structure and improvements comprising the production and live entertainment and performing arts-facility located within the greater metropolitan area of Hartford, Connecticut, as generally described on Annex B hereto, to be acquired, designed, constructed, developed and operated and/or leased by the Joint Venture.

                  "Fiscal Period" means the period commencing on the Start Date and shall continue through the next succeeding December 31. Thereafter, each Fiscal Period of the Joint Venture shall commence on each January 1 and shall continue through December 31 (or, in the event of the dissolution and liquidation of the Joint Venture, through the date of such dissolution and liquidation).



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                  "Food & Beverage" means management and supervision leasing and concessionaires.

                  "Front of Stage," means all matters relating to house management, ingress and egress, gate sales, first aid, front stage hiring, repairs and maintenance, automobile parking, supplies and buildings and grounds.

                  "Gross Revenues" means all cash, receipts, gains, revenues, fees and income received by the Joint Venture in connection with the ownership, operation and management of the Facility, including without limitation, all cash, receipts, gains, revenues, fees and income received by any Joint Venturer from (i) booking of events at the Facility, (ii) media, promotion, advertising or sponsorship, (iii) food and beverage or other concessions, (iv) parking revenues, and (v) such other revenue common to promoting concerts less any state or local taxes imposed or levied against any of the foregoing.

                  "Ground Lease" has the meaning set forth in the preamble hereto.

                  "Guaranty" means that certain guaranty of completion to be delivered in connection with the Project Financing (as hereinafter defined).

                  "Holding Period" shall have the meaning set forth in Section
11.1 hereof.

                  "Initial Budget" has the meaning set forth in Section 8.5 hereof.

                  "Initial Capital Contributions" has the meaning forth in
Section 6.1 hereof.

                  "Initial Period" has the meaning set forth in Section 8.5 hereof.

                  "Interest Rate" has the meaning set forth in Section 6.3 hereof.


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                  "Joint Venture" means Connecticut Performing Arts Partners, the joint venture formed pursuant to this Agreement.

                  "Joint Venture Business" is defined in Article IV, and shall include, without limitation, the acquisition, leasing, financing, development, design, construction and/or other operation of the Facility.

                  "Joint Venture Interest" means the individual interest of each Joint Venturer in the Joint Venture under this Agreement.

                  "Joint Venturers" means CADCo and NOC, initially, and their respective permitted Transferees hereunder.

                  "Koplik" means Mr. James Koplik.

                  "Letter of Credit" means the Letter of Credit in the amount or $8.6 million to be issued pursuant to the Guaranty allowing accordance draws to be made by the CDA and an Affiliate of NOC in accordance with the terms and conditions of the Guaranty.

                  "Live Production" means the production and offering or live entertainment and performing arts events and all activities incident or related thereto, including, without limitation, management, booking and rental on a "four-wall" basis.

                  "Loan Documents" has the meaning set forth in Section 6.5 hereof.

                  "Losses" has the meaning described under "Profits" below.

                  "Manager" has the meaning set forth in Section 8.4 hereof.



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                  "Net Ticket Revenues" shall mean an amount equal to (x) all revenues generated from the sale of tickets to an event held at the Facility, less (y) all applicable state and local taxes and other charges, if any, levied against ticket revenues; provided, however, in no event shall Ticket Revenues include any Ancillary Revenues.

                  "Operating Account" shall have the meaning set forth in
Section 8.10 below.

                  "Operating Expenses" means all costs and expenses incurred by the Joint Venture in connection with the ownership, operation, management and booking of events at the Facility including, without limitation:

                  (i) payroll and related disbursements, including, without limitation, salaries, wages, fees, benefits, taxes, union or other dues, and all other amounts regularly or occasionally paid to or on behalf of Facility personnel;

                  (ii)     the cost of operating equipment and inventories;

                  (iii) the cost of all insurance maintained by the Joint Venture, including, without, limitation, all property, liability, workmen's compensation, host liquor liability insurance and the cost of all fidelity bonds purchased for onsite employees;

                  (iv) the cost of all oil, gas, electricity, water, telephone and other utilities (including, without limitation, payment for normal, recurring services, deposits and special assessments);

                  (v) the cost of advertising, publicity, promotion, marketing and related services to the extent provided in an approved Budget;

                  (vi) all commissions, fees, costs and expenses relating to transactions with credit organizations (including, without limitation, organizations issuing credit cards);


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                  (vii) costs incurred in connection with the maintenance and repair of the Facility;

                  (viii) fees payable under any licenses, permits, easements or other agreements affecting the ownership, operation or management of the Facility;

                  (ix) all costs (including, without limitation, all fees and disbursements) of all accountants, auditors, attorneys or other professionals or advisors engaged by the Joint Venture in connection with the Facility;

                  (x) all state and local taxes on real and personal property or payments in lieu thereof;

                  (xi) rent or other lease payments for real and personal property, including without limitation all Payments under the Sublease;

                  (xii) all debt service and other payments (inclusive of fees and charges) due in connection with the Project Financing and paid by the Joint Venture and any mortgages or other indebtedness incurred by the Joint Venture

                  (xiii) all deposits into any reserves for capital replacements established by the Joint Venture, including, without limitation, any replacement reserves for furniture, fixtures and equipment; and

                  (xiv) the Booking and Management Fees provided however, that notwithstanding any of the foregoing, a Joint Venturer shall only be entitled to seek reimbursement for expenses individually incurred by such Joint Venturer in connection with the Facility, including, without limitation, expenses incurred by a Joint Venturer in connection with booking of events and/or management of the facility by such Joint Venture partner and/or in



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connection with travel to or from the Facility, to the extent such expenses are contemplated by, and are set forth in, a Budget approved by the Joint Venturers in accordance with this Agreement. Any such expenses not specifically set forth in a Budget approved by the Joint Venturers in accordance with this Agreement shall not be deemed an Operating Expense.

                  "Partnership Act" means the Uniform Partnership Act, 134-39 et seq. of the General Statutes of the State of Connecticut, as amended from time to time.

                  "Percentage Interest" means, with respect to either Joint Venturer, the percentage interest set forth opposite such Joint Venturer's name on Annex A attached hereto, as the same may be amended from time to time. If any Joint Venture Interest is transferred in accordance with the provisions of this Agreement, the Transferee of such Interest shall succeed to the Percentage Interest of its Transferor.

                  "Person" means any individual, corporation, limited liability company, partnership, sole proprietorship, trust, firm, unincorporated business association or other entity.

                  "Prime Rate" means the "prime", "base" or "reference" rate of interest as publicly announced from time to time in Hartford, Connecticut by Fleet Bank N.A. or such other bank as may designated from time to time in writing by the Joint Venturers.

                  "Profits" and "Losses" means, for each Fiscal Period or other period, the profit or loss of the Joint Venture as determined in accordance with generally accepted accounting principles consistently applied.

                  "Project Financing" has the meaning set forth in the preamble hereto.

                  "Revised Percentage" with respect to any Defaulting Venturer means, as of a given date, a fraction, expressed as a percentage, the numerator of which is such Defaulting


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Venturer's aggregate Capital Contributions minus the aggregate amount of any
Venturer Loan made by a non-defaulting Joint Venturer, together with any interest accrued thereon as hereinafter provided, which has been outstanding for one (1) year and is attributable to a default by such Defaulting Venturer in making any required Capital Contribution and the denominator of which is total capital Contributions of all Joint Venturers. The amounts to be included in the numerator and denominator of the Revised Percentage shall be determined as of the close of business on the day on which such computations are made.

                  "Season" means the Summer Season or the Winter Season.

                  "Sponsorship" means all marketing efforts and obtaining and making all arrangements with sponsors.

                  "Start Date" means the first date on which each and every one of the following conditions has been satisfied (or waived by the Joint Venturers): (i) the Joint Venture or the sublessor under the sublease shall have received or obtained all required approvals, consents and certifications of all federal, state, local or other governments and governmental agencies, boards, commissions or authorities and all third parties relating to the commencement of construction of the Facility, including without limitation all zoning, building, health, environmental, public safety, department of transportation or other similar approvals; (ii) acquisition of the Conrail Site and execution and delivery and/or acquisition of all parking facilities; (iii) execution and delivery of the Ground Lease on terms and conditions mutually satisfactory to the Joint Venturers the commencement of the term thereunder and the assignment and assumption thereof by the sublessor under the Sublease; and (iv) execution and delivery of all documentation required in connection with the Project Financing and the satisfaction of all conditions precedent to the first advance under the bond issues and/or bank loans thereunder.



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                  "Sublease" means the sublease from an Affiliate of NOC (that has posted the Letter of Credit and obtained the Project Financing) to the Joint Venture of the premises subject to the Ground Lease and the Facility.

                  "Summer Season" means the period from May 1 through and including September 30 of any Fiscal Period.

                  "Transfer" (and, with correlative meanings, the terms "Transferee" or "Transferor") means any sale, transfer, pledge, assignment, encumbrance or other disposition of a Percentage Interest or of the rights of a Joint Venturer under this Agreement (including, without limitation, an assignment of rights to receive any distribution or other payments hereunder).

                  "Transferred Interest" means all (but not less than all) of the Joint Venture Interest of any Joint Venturer, together with all of the rights of such Joint Venturer under this Agreement, as the result of any event in which such Joint Venturer's Joint Venture Interest and rights become subject to a Transfer pursuant to Article XI hereof.

                  "Triggering Event" means any of the following events as they may occur from time to time: (i) the CADCo Key Man shall for any reason whatsoever not be actively engaged in the Joint Venture business, except that the foregoing shall not constitute a Triggering Event if (w) construction of the Facility has been completed and (x) no further draws on the Letter of Credit may be made and (y) CADCo has satisfied and discharged in full its entire obligation to pay a portion of the rent under the Sublease as described in Section 9.7 below (the "CADCo Rent "Obligation") and (z) NOC has received distributions from the Joint Venture (from additional Capital Contribution made by CADCo and or Available Cash as provided in Section 6.5) equal to 50% of the aggregate draws on the Letter of Credit (plus interest as provided in Section 6.5) or (ii) the desire, expressed in writing, of one Joint Venturer to sell or otherwise dispose of the Facility without the consent of the other Joint Venturer at any time after the expiration of the Holding Period.


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                  "Venturer Loan" shall have the meaning set forth in section
6.3 or this Agreement.

                  "Winter Season" means the period from October 1 through and including April 30 of any Fiscal Period.


                                   ARTICLE II
                        FORMATION, NAME AND COMMENCEMENT

                  2.1 Formation. The Joint Venturers do hereby form, and confirm the formation of, a general partnership pursuant to the Partnership Act. Except as otherwise set forth in this Agreement, the rights and liabilities of the Joint Venturers shall be as set forth in the Partnership Act.

                  2.2 Name. The business of the Joint Venture shall be conducted under the name of "Connecticut Performing Arts Partners". "The Connecticut Center for the Performing Arts" or such other name or variations thereof as may, from time to time, be selected by the Joint Venturers or as may be necessary to comply with laws, rules or regulations applicable to the business of the Joint Venture. The Joint Venturers shall execute and file such certificates, if any, as may from time to time be required by the provisions of any assumed name statute or similar requirement in any jurisdiction in which the Joint Venture conducts business in order properly to reflect the Joint Venture's conduct of business under such name.

                  2.3 The principal place of business of the Joint Venture in the State of Connecticut shall be at the Facility.






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                                   ARTICLE III
                                      TERM

                  The term of the Joint Venture shall begin on the date hereof and shall continue until the 60th anniversary of the date hereof (and for such further period, if any, as the Venturers may determine to be necessary to wind up the affairs of the Joint Venture), unless sooner terminated in accordance with this Agreement.

                                   ARTICLE IV
                                     PURPOSE

                  4.1 General Purpose. The business of the Joint Venture shall be to acquire, own, finance, develop, design, construct, lease and/or generally operate and conduct events at the Facility.

                  4.2 Additional Purposes and Limitations. In addition to the activities generally referred to in Section 4.1 above, and all activities reasonably incident thereto, the Joint Venture shall have authority to take all actions and to engage in all activities approved by the Joint Venturers, either specifically or by type. Except as set forth in Section 4.1 or approved pursuant to the preceding sentence, the Joint Venture shall not be authorized to engage in any other activities.

                  4.3 Joint Venture Powers. In connection with carrying out the business of the Joint Venture, the Joint Venture is empowered, among other things: to borrow money; to issue and execute promissory notes and other negotiable or non-negotiable instruments or evidences of indebtedness and to secure the same by granting security interests encumbering assets of the Joint Venture or otherwise; enter into leases of real and personal property; enter into agreements with respect to the marketing, media promotion and/or sponsorship of the Facility; to arrange


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financing; to expend Joint Venture funds in furtherance of the purposes of the
Joint Venture; to incur obligations for and on behalf of the Joint Venture, including guarantees of the obligations of other persons, in connection with its business; and to open and maintain, in the name of the Joint Venture, accounts with one or more financial institutions, including, without limitation, the Operating Account, in which the funds of the Joint Venture shall be deposited, provided that withdrawals from such accounts may be made only upon the signature of persons duly authorized by the Joint Venturers to make withdrawals.


                                    ARTICLE V
                                   ALLOCATIONS

                  5.1 Profits. Profits for any Fiscal Period shall be allocated among the Joint Venturers in proportion to their Percentage Interests.

                  5.2 Losses. Losses for any Fiscal Period shall be allocated among the Joint Venturers in proportion to their Percentage Interests.

                  5.3 General. (a) Unless otherwise agreed by the Joint Venturers, all Gross Revenues shall constitute income of the Joint Venture. Except as otherwise expressly provided in this Agreement, all items of Joint Venture income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be divided among the Joint Venturers in the same proportions as they share Profits or Losses, as the case may be, for the applicable Fiscal Period.

                           (b) The Joint Venturers are aware of the income tax
consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Joint Venture income, gain, loss, deduction and credit for income tax purposes.



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                  5.4      SPECIAL.  [TO BE ADDED]

                                   ARTICLE VI
                              CAPITAL CONTRIBUTIONS

                  6.1 Initial Capital Contributions. The Joint Venturers have estimated that the total cost of acquiring, leasing, constructing and/or opening the Facility, inclusive of capitalized interest during the construction period and all preopening expenses, will be approximately $27,000,000. Each of CADCo and NOC shall, on or before the commencement of the construction of the Facility, contribute an amount equal to TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) to the capital of the Joint Venture (the "Initial Capital Contributions") receipt of which is hereby acknowledged.

                  6.2 Shortfalls. In the event that any funds in excess of the Initial Capital Contributions are required to complete the acquisition, leasing, construction or development of the Facility, or for working capital or any other purpose during any Fiscal Period (any such funds are hereinafter referred to as the "Additional Required Funds"), the Additional Required Funds shall be provided as follows:

                           (a) First, any accrued Booking and Management Fees
not yet paid to either Joint Venturer during such Fiscal Period shall be retained by the Joint Venture and used as Additional Required Funds;

                           (b) Second, to the extent that Additional Required
Funds are necessary after giving effect to the application of clause (a) above, the Joint Venture shall use its reasonable efforts to borrow money, arrange financing or otherwise obtain credit from third parties on satisfactory terms and, in connection with any such action, each of the Joint Venturers shall, if required by any such third party creditor, pledge its Joint Venture Interests as collateral security therefor; and


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                           (c) Finally, to the extent that Additional Required
Funds are necessary after giving effect to the application of clauses (a) and
(b) above, each of the Joint Venturers shall provide such Additional Required Funds as and when required by means of additional Capital Contributions in accordance with their Percentage Interests.

                  6.3 Venturer Loans. If either Joint Venturer shall fail to make its Initial Capital Contribution or any additional Capital Contributions when due as provided herein (any such Joint Venturer is hereinafter referred to as the "Defaulting Venturer"), the other Joint Venturer shall have the right (but not the obligation), in addition to any other available remedies, to lend to the Joint Venture (a "Venturer Loan") the portion of the additional Capital Contributions that the Defaulting Venturer failed to contribute to the Joint Venture. Any such Venturer Loan shall bear interest, at a rate per annum that is 400 basis points over the Prime Rate (the "Interest Rate") from the date of the advance of such additional Capital Contributions by such Non-Defaulting Venturer until repayment in full. Each Venturer Loan, if any, shall (i) have a term of one year commencing on the date such Venturer Loan was made to the Joint Venture and (ii) require equal quarterly payments of principal and interest. The Joint Venturers may mutually agree to any other provisions as they deem appropriate. Notwithstanding anything contained in this Agreement to the contrary, the Joint Venture shall make no distributions to any Defaulting Venturer for so long as any Venturer Loans shall remain outstanding, and all Available Cash otherwise payable to the Defaulting Venturer shall instead be applied to repay first accrued and unpaid interest and next to outstanding principal on such Venturer Loans until repaid in full. In the event that there shall at any time be outstanding Venturer Loans owing by the Joint Venture to both Joint Venturers, all repayments of such Venturer Loans shall be made proportionately in accordance with the principal balances thereof.

                  6.4 Additional Consequences of Default in Capital
Contributions.

                           (a) If any Venturer Loan shall remain unpaid and
outstanding on the later of (x) the first anniversary of the initial making of such Venturer Loan or (y) the end of the next full Summer Season, then, subject to any restrictions contained in the Loan Documents, the


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Joint Venture Interest of the Defaulting Venturer whose default gave rise to such Venturer Loan shall be reduced to its Revised Percentage, which shall become such Joint Venturer's Percentage Interest for all purposes hereof.

                           (b) For as long as any Venturer Loan remains
outstanding and unpaid, such Defaulting Venturer shall lose its management rights in the Joint Venture expressed in Article VIII hereof. If a Defaulting Venturer fails to pay the aggregate amount of principal and interest of such Venturer Loan as and when due at maturity (i.e., on the first anniversary of the making of such Venturer Loan), then such Defaulting Venturer shall permanently lose its management rights in the Joint Venture expressed in Article VIII hereof for the remainder of the term of the Joint Venture. Any such loss of management rights, whether temporary or permanent, shall not affect either such Joint Venturer's obligation to provide Additional Required Funds as provided in
Section 6.2 hereof or the deduction of such Joint Venturer's Revised Percentage as provided in Section 6.4 hereof.

                  6.5 Letter of Credit. (a) The Joint Venturers hereby acknowledge that NOC and its affiliates have arranged for the Letter of Credit to be issued for the account of a subsidiary of NOC as part of obtaining the Project Financing which benefits the Joint Venture. The Joint Venturers further hereby acknowledge and agree that any dollar amount drawn under such Letter of Credit is intended to, and shall be deemed to be, a loan from NOC to the Joint Venture. Under the terms of the Guaranty, the Joint Venture or an Affiliate of NOC will be entitled to request that the Letter of Credit be drawn upon in order to fund costs incurred in connection with the construction of the Project up to an amount equal to $3,600,000 (a "Construction Draw Request"). Notwithstanding anything to the contrary in the Guaranty or any other documents entered into by the Joint Venture in connection with the Project Financing (collectively, the "Loan Documents"), CADCo hereby agrees that NOC shall be solely entitled to submit any Construction Draw Request on behalf of the Joint Venture (to the extent that such a draw request is permitted by the Guaranty). In the event any draw is made on the Letter of Credit either by or on behalf of the CDA pursuant to the Loan Documents or pursuant to any Construction Draw


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Request, then upon the making of such draw CADCo shall immediately be required to contribute to the Joint Venture, additional Capital Contribution the sole purpose of funding the payment to NOC described below in this Section 6.5, an amount, in cash, equal to 50% of the amount of such draw (together with interest thereon at the Interest Rate from the date of such draw until the date the full amount so drawn has been contributed by CADCo to the Joint Venture and distributed by the Joint Venture to NOC as provided below in this Section). Upon the Joint Venture's receipt of any such additional Capital Contribution from CADCo, the Joint Venture shall, notwithstanding any other provision hereof to the contrary, immediately distribute the full amount of such additional Capital Contribution by CADCo to NOC, in cash. In the event that CADCo fails to make such required additional Capital Contributions within five days after receiving notice of a draw on the Letter of Credit, NOC shall be entitled to receive all Available Cash of the Joint Venture otherwise distribute or payable to CADCo (prior to any payment to the Joint Ventures of Booking Management Fees (or the making of any reserve therefor) out of Available Cash) until the aggregate amount of such distributions of Available Cash to NOC (as a Joint Venturer) equal the aggregate amount of such additional Capital Contributions required from, but not contributed by, CADCo together with interest thereon at the Interest Rate from the date of such draw, provided, that such a failure by CADCo shall entitle NOC to exercise the rights and remedies provided in the Agreement upon the failure of a Joint Venturer to repay a Venturer Loan. Each Joint Venturer hereby further confirms that it has obtained (in favor of NOC or its Affiliate that is the account party on the Letter of Credit) the guaranty of its principal ultimate shareholder (being Koplik, in the case of CADCo, and Robert
E. Nederlander, Sr., in the case of NOC) of payment to NOC of up to $500,000 (i.e., $500,000 for each of Messrs. Koplik and Nederlander, Sr.) of the first $1,000,000 in draws against the Letter of Credit, which guarantees shall be paid on an equal, pari passu basis.

                           (b) The Joint Venture shall pay on demand all
reasonable costs and expenses incurred by NOC and its Affiliates in connection with the preparation, issuance, delivery, recording and administration of the Letter of Credit including, without limitations the reasonable fees and out-of-pocket expenses of legal counsel and all costs and expenses in

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connection with any drawing against (including wire transfer or fees), maintenance, renewal, or cancellation of the Letter of Credit.

                                   ARTICLE VII
                                  DISTRIBUTIONS

                  7.1 Periodic Distributions. Subject to the provisions of
Article VI hereof, the Joint Venturers shall cause the Joint Venture to (x) pay all Booking and Management Fees to the Joint Venturers on an annual basis within sixty (60) days following the end of each Fiscal Period, and (y) make distributions of available cash to the Joint Venturers in proportion to their respective Percentage Interests as and when determined by the Joint Venturers (but in no event less frequently than annually).

                  7.2 No Violations. Notwithstanding any provision of this Agreement to the contrary, the Joint Venture shall make no distribution that would result in any violation of (i) the provisions of the Project Financing or any other mortgages, loan agreements or other agreements or instruments binding on the Joint Venture, or (ii) any state or federal lava regulations applicable to the Joint Venture.

                  7.3 Sale, Assignment or Transfer. If any Joint Venture Interest is sold, assigned or transferred during any Fiscal Period, Profits, Losses, each item thereof and all other items attributable to such Interest for such Period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during such Period, using any conventions permitted by law and selected by the Joint Venturers. All distributions on or before the date of such transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Upon any transfer permitted by the terms of this Agreement, the Joint Venturer shall use its reasonable efforts to make an equitable distribution of Available Cash to the transferor Joint Venturer as of the effective date of the transfer.

                                  ARTICLE VIII
                                   MANAGEMENT

                  8.1 Generally. Subject to Sections 6.4(b) and 11.3(a), the control of the business and affairs of the Joint Venture shall be jointly vested in the Joint Venturers to be exercised exclusively in the manner set forth in this Article VIII and in Article IX hereof; provided, however, that notwithstanding the foregoing, such control shall be vested in NBC in the event
(a) of the CADCo Key Man's death, physical or mental disability or (b) that the CADCo Key Man no longer owns more than 50% of the outstanding capital stock of CADCo or is no longer involved in the day to day operations of CADCo's business.

                  8.2 Meetings. Regular Joint Venture meetings shall normally be held on a calendar quarter basis unless the Joint Venturers otherwise agree. Additional Joint Venture meetings shall be held at such other times as may be specified by either Joint Venturer upon not less than five (5) business days prior written notice to the other Joint Venturer, which notice shall specify the time and place of the meeting and shall include an specify agenda for such meeting. The agenda for each Joint Venture meeting shall be established through consultation among the Joint Venturers and the Manager (as such term is hereinafter defined), with each Joint Venturer having the right to place matters on the agenda. Either Joint Venturer may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at such meeting.

                  8.3 Actions Without A Meeting. Any action required or permitted to be taken at any meeting of the Joint Venture may be taken without a meeting if both Joint Venturers consent to such action in writing (which shall include telex or telecopier consents), and any such writing or writings are filed with the books and records of the Joint Venture.

                  8.4 Appointment of Manager. Prior to the completion of the construction of the Facility, the Joint Venturers shall mutually select and retain the initial managing operator (the "Manager") of the Facility. If the initial Manager resigns or is terminated with the mutual agreement of the Joint Venturers, then the Joint Venturers shall mutually select and retain a replacement manager. Each successor manager shall be selected and retained upon the consent of both Joint Venturers. The Manager shall have the duties specified in Section 9.2 hereof.

                  8.5 Budgets. Prior to the completion of the construction of the Facility, the Joint Venturers shall mutually develop, prepare and agree upon an operating budget in respect of the initial Season of operations at the Facility (the "Initial Period"). Such operating budget (the "Initial Budget") shall set forth in such detail as the Joint Venturers shall agree the estimated receipts and expenditures of the Joint Venture for the Initial Period. For each Fiscal Period next succeeding the Initial Period, the Joint Venturers shall jointly develop and prepare each operating budget (a "Budget") which shall be, unless the Joint Venturers otherwise agree, in substantially the same format as the Initial Budget. The Joint Venturers may amend a previously approved Budget at any time. If the Joint Venturers cannot agree upon a Budget in respect of any Fiscal Period following the Initial Period, the Budget for such Fiscal Period shall equal the annualized Budget for the immediately preceding Fiscal Period as the same may have been previously amended by the Joint Venturers; provided, however (a) appropriate adjustments to the prior approved Budget shall be automatically made to reflect actual increases in real property taxes, insurance premiums, utility charges, and similar costs and charges over which the Joint Venture has no control, and (b) each other line item of expense in such prior approved Budget shall be increased by an amount equal to 5%.

                  8.6 Financial Statements, Books and Records. Within 45 days after the end of each calendar quarter, and within 90-days after the end of each Fiscal Period, the Joint Venturers shall jointly select an independent auditor and cause such auditor to prepare and submit to the Joint Venturers for their acceptance and issuance preliminary statements of income (loss) and a balance sheet for the Joint Venture for the prior calendar quarter or Fiscal Period, as the case may be. The Joint Venturers shall each have the right, at any time during reasonable business hours, to inspect, copy or make extracts from any and all Joint Venture books and records.

                  8.7 Joint Venture Resolutions. Any Joint Venture decisions reached by the Joint Venturers at Joint Venture meetings may be evidenced by resolutions setting forth such decisions and signed by the Joint Venturers to evidence such decisions on behalf of the Joint Venture.

                  8.8 Transactions with Related Parties. Except for transactions specifically contemplated by the terms of this Agreement (including, without limitation, Section 9.6 hereof), any transactions between the Joint Venture and any Joint Venturer or any Affiliate of any Joint Venturer shall require the approval of the other Joint Venturer in writing, and prior to seeking any such approval, the Joint Venturer affiliated with any such transaction shall first describe in reasonable detail the terms of any such transaction to the other Joint Venturer.

                  8.9 Actions for Joint Venture. No Joint Venturer shall take any action on behalf of the Joint Venture or cause the Joint Venture to take any action without the approval of the other Joint Venturer, except as otherwise provided in Article IX.

                  8.10 Operating Account and Payment of Operating Expenses. All Gross Revenues derived from the operation of the Facility, whether received by either Joint Venturer or the Manager on behalf of the Joint Venture, shall be deposited in an account (the "Operating Account") in the name of the Joint Venture in such bank as may be designated by the Joint Venturers. The Operating Account shall at all times be subject to the joint control of the Joint Venturers. All authorized signatories for the Operating Account shall be designated jointly by the Joint Venturers and checks or other instruments to withdraw funds from the Operating Account shall be signed only by such designees. If authorized by the Joint Venturers, the Manager shall be entitled to withdraw funds from the Operating Account in order to pay Operating Expenses in accordance with the terms of the Initial Budget or any subsequent Budget

(including, without, limitation, payment of any Booking and Management Fees to the Joint Venturers). The expenses set forth on Schedule I hereto incurred in connection with the development and financing of the Project are hereby approved by the Joint Venturers and shall be reimbursed to the Joint Venturers indicated on such schedule out of Available Cash. Any interest on or income from any amounts deposited in the Operating Account shall be deemed Gross Revenues. Subject to the terms and conditions of this Agreement, including without limitation, the provisions of Section 6.2 hereof, CADCo shall be entitled to receive forty (40%) percent and NOC shall be entitled to receive sixty (60%) percent of all Booking and Management Fees generated during each Fiscal Period of the operation of the Facility which Booking and Management Fees shall be simultaneously paid to each of the Joint Venturers within sixty (60) days following the end of each Fiscal Period.

                                   ARTICLE IX
                    CONSTRUCTION/FACILITY MANAGEMENT BOOKINGS

                  9.1 Construction of the Facility. The Joint Venturers shall participate jointly in the negotiation of the terms and conditions of (i) the Ground Lease, (ii), the Project Financing, and (iii) any agreements relating to the acquisition of the Conrail Site or any parking facilities to be leased or acquired by the Joint Venture. Neither the Ground Lease, the Project Financing loan documents or any other such agreements, instruments or documents required in connection with the Ground Lease or the Project Financing shall be executed and/or delivered unless and until each Joint Venturer shall have approved the terms and conditions thereof in the exercise of such Joint Venturer's reasonable judgment. All decisions and all agreements (collectively, the "Construction Agreements") with any contractors, architects, structural or other engineers, environmental or other consultants or other professionals (collectively, the "Construction Professionals") to be engaged on behalf of the Joint Venture with respect to the construction of' the Facility shall be jointly approved and negotiated by the Joint Venturers. The Joint Venturers shall jointly supervise the construction of the Facility and the performance by the Construction Professionals of their services and the Joint Venturers shall jointly make any decisions or determinations under the Construction Agreements. To the extent that either Joint Venturer shall become aware of any issues or problems associated with the construction of the Facility, such Joint Venturer shall notify the other so as to keep both Joint Venturers currently apprised of the status of the construction of the Facility.

                  9.2 Facility Management. The Manager shall be responsible for the day-to-day operation of the Facility, including without limitation:

                           (a) hiring and firing all employees of the Facility;

                           (b) management of all day-to-day operations of the
                  Facility in accordance with the approved Initial Budget or any subsequent approved Budget, as the case may be, including, without limitation, responsibility for supervision and operation of the Backstage, Front of Stage, public safety and security (which shall include arrangements for police, fire, ambulance and private security teams and for crowd control, whether backstage, front stage or otherwise), Food & Beverage, physical plant (which shall include all repair and maintenance operations, janitorial and refuse service, purchase and replacement of fixtures, furnishings and equipment and similar items relating to any Facility, all in addition to such items as may be included in Backstage or Front of Stage);

                           (c) compliance with all regulatory matters (which
                  shall include compliance with all federal, state and local laws, rules and regulations, including without limitation zoning, building and permitting issues and noise ordinances, and all sales, admissions and other operating taxes (as distinct from income and similar taxes), supervision of all media/promotion (which shall include all matters relating to media, promotion, advertising and public relations functions for any Facility); and

                           (d) such further actions as may be necessary to carry
                  out the day-to-day operations of the facility as may be directed by the Joint Venturers which are consistent with the approved Initial Budget or any subsequent approved Budget, as the case may be.

                  9.3 CADCo Key-Man. All of the actions of the Manager and the authority of the Manager to act in the manner referred to above shall be subject to the joint control and direction of the Joint Venturers; provided, however, the Manager shall be at the sole direction and control of NOC in the event (i) of the CADCo's Key Man's death, physical or mental disability or (ii) that the CADCo Key Man no longer owns more than 50% of the outstanding capital stock of CADCo or is no longer involved in the day to day operations of CADCo's business.

                  9.4 Limitations. Each Joint Venturer is expressly prohibited from taking any of the following actions on behalf of the Joint Venture without the prior consent of the other Joint Venturer as evidenced either specifically in writing or by approval of the Initial Budget or any subsequent Budget, as the case may be:

                           (a) changing the Joint Venture's business from that
                  described in Article IV;
                           (b) engaging in Joint Ventures or partnerships;
                           (c) making loans to or guarantying the obligations of
                  any other Person;
                           (d) borrowing money, (other than accounts payable
                  incurred in the ordinary course of business);
                           (e) selling assets outside the ordinary course of
                  business;
                           (f) acquiring assets outside the ordinary course of
                  the business;
                           (g) acquiring any new businesses;
                           (h) obligating the Joint Venture to any contract the
                  term of which is longer than one year, or which is anticipated to generate more than $50,000 in gross annual revenue, or requires more than $25,000 of expenditures;

                           (i) except as provided in Section 8.5, modifying the
                  Initial Budget or any subsequent Budget, as the case may be, in any material respect;
                           (j) hiring any employee whose total annual
                  compensation (including any bonuses) would exceed $50,000,
                           (k) entering into any written employment agreements
                  except to the extent specifically provided for in the Initial Budget or any subsequent Budget, as the case may be; or
                           (l) adopting any bonus, profit-sharing, pension or
                  other employee benefit plan, practice, policy or program.

                  9.5 Bookings. Subject to the provisions of this Section 9.5, the Joint Venturers shall have joint responsibility for booking events at the Facility. In connection therewith, the Joint Venturers shall mutually establish "booking guidelines" with respect to the duties and responsibilities of each of the Joint Venturers relating to the booking of events at the Facility. The "booking guidelines" shall include appropriate procedures and allocations of responsibility with respect to: (i) the pursuit of particular artists or events to be booked at the Facility during the next succeeding Season, (ii) establishment and maintenance of relationships with booking agencies, (iii) maintenance of booking calendars, (iv) coordination of booking activities, and
(v) other similar matters relating to the booking of events at the Facility. The Joint Venturers shall periodically review the "booking guidelines" and shall, no less frequently than annually, meet in order to establish appropriate "booking guidelines" for the next succeeding Season. The Joint Venturers joint authority to book events at the Facility shall be subject to the "booking guidelines" and the provisions of subsections (a) and (b) below:

                           (a) Except as otherwise provided in clause (b) below,
(i) the written consent of all Joint Venturers shall be required to make or accept any offer to book a proposed event, (ii) all booking agreements for a proposed event must be in writing and be executed by each Joint Venturer, and
(iii) all events meeting the preceding two requirements shall be designated as promoted by the Joint Venture on behalf of the Joint Venturers jointly. If either

Joint Venturer proposes to book any event at the Facility, and the other Joint Venturer does not respond within two Business Days of receiving written notice of such proposal, such other Joint Venturer shall be deemed to have approved of, and to have consented to, the booking of such event.

                           (b) Either Joint Venturer may withhold its consent to
the booking at the Facility of any event proposed by the other Joint Venturer for any reason or for no reason. In such event, the non-consenting Joint Venturer shall so notify the proposing Joint Venturer in writing, and such proposed event shall not be booked by the Joint Venture, subject to the balance of this subsection. Each Joint Venturer shall be entitled to give two such notifications per Season without objection from the other Joint Venturer and such other Joint Venturer shall not have the option to rent the Facility for any such proposed event. With respect to any subsequent such notification during any season, the proposing Joint Venturer may, within 30 days after receiving such a notice from the non-consenting Joint Venturer, elect to rent the Facility on a "four-wall" basis from the Joint Venture at a rental fee equal to 17.5% of the Net Ticket Revenues derived from any such proposed event against a minimum guarantee of $25,000 per show (such minimum guarantee to increase according to such formula or standard as the Venturers may agree consistent with similar rates or guarantees at similar facilities owned or sponsored by any municipal or other governmental agency or authority). The rental agreement between the Joint Venture and the proposing Joint Venturer shall provide for all costs and expenses of the type described on Annex C hereto and attributable to the operation of the Facility during any such proposed event to be borne by the proposing Joint Venturer. In case of such a rental, the proposing Joint Venturer may promote the event on its own behalf, and without reference to the other Joint Venturer, subject only to the terms of the proposing Joint Venturer's rental agreement with the Joint Venture. The scheduling of events approved by both Joint Venturers shall have priority in all respects over events to be presented by one Joint Venturer in accordance with this subsection.

                  9.6 Relationships With Certain NOC Affiliates. (a) The Joint Venture may engage Trafalgar Productions, Inc., an Affiliate of NOC, to seek commercial sponsors for the

Facility, for a commission of 10% of the revenues generated for the Joint Venture from such sponsors.

                           (b) It is contemplated that the Joint Venture will
enter into the Ground Lease, but immediately assign the Ground Lease to an Affiliate of NOC, which will post the Letter of Credit and obtain the Project Financing, and which will immediately enter into the sublease with the Joint Venture. The terms of the Sublease shall be mutually satisfactory to CADCo and NOC provided, that (x) CADCo. (and not NOC either directly or through the Joint Venture) shall be directly and primarily obligated to pay Special Additional Rent under the Sublease and (y) in the event that CADCo's share of Available Cash (prior to any payment to the Joint Venturers of Booking and Management Fees (or the making of any reserve therefor) out of Available Cash) is not sufficient to cover payment of Special Additional Rent as and when due under the Sublease, then CADCo shall immediately, upon demand of NOC, contribute to the Joint Venture such amounts as are required to enable the Joint Venture to so pay Special Additional Rent as and when due under the Sublease, and any failure by CADCo to do so shall, without limiting its other rights and remedies, entitle NOC to have and to exercise any and all of the rights and remedies available to it as if CADCo were a Defaulting Venturer with respect to a Venturer Loan.

                           (c) The terms and conditions of any engagement by the
Joint Venture of any other Affiliate of NOC shall be determined by mutual negotiation between CADCo, on behalf of the Joint Venture, and such Affiliate, in each case based upon the needs of the Joint Venture and giving due regard to the terms being offered by comparable firms rendering comparable services.

                  9.7 Payroll; Corporate Overhead. The Joint Venture shall maintain a separate payroll for the Facility (i.e., separate from each other and from any payroll of each of the Joint Venturers), which payroll shall consist solely of employees performing on-site services at the

Facility. Neither Joint Venturer shall have the right to charge to the Joint Venture any allocated overhead or off-site expenses of any kind of such Joint Venturer or any of its Affiliates.

                                    ARTICLE X
                               ADDITIONAL MATTERS

                  10.1 Tax Matters. NOC shall be the tax matters partner. Prior to the filing of any tax return or report or settling any tax claim or issue in respect of the Joint Venture with any governmental authority, the tax matters partner shall present such return, report or proposed settlement to the other Joint Venturer for its approval.

                  10.2 Other Ventures. The Joint Venturers acknowledge that both CADCo and NOC and their respective Affiliates presently engage, and will continue to engage, in various business activities at facilities throughout the United States (including the State of Connecticut) which could be considered in competition with the Facility, including but not limited to management and booking services. Nothing contained in this Agreement shall be construed to prohibit or limit such activities on behalf of either Joint Venturer or its Affiliates.

                  10.3 Confidentiality. Each Venturer shall act in good faith to cause its direct and indirect owners and its and their officers, employees and authorized representatives to refrain from disclosing any non-public information received by such person in connection with the activities contemplated herein to: (a) any third Person except as deemed reasonably necessary by such Person in connection with the normal business operations of the Joint Venture; and (b) any governmental authority or agency or to any newspaper, magazine, or other print or electronic media except as otherwise required by law, including, without limitation, state or federal securities, antitrust or tax laws; provided, however, that with respect to any disclosure or public announcement not required by law and not in the ordinary course of business, such Joint Venturer shall not make such disclosure or public announcement without the consent or the other Joint Venturer unless the Joint Venturer making such announcement or disclosure has used reasonable efforts to provide to the other Joint Venturer advance notice of such disclosure or public announcement. In connection with any disclosure required by law, the Joint Venturer making such disclosure shall use its best efforts to obtain, to the extent available, confidential treatment with respect to information concerning the transaction contemplated herein. Without limiting the foregoing, neither Joint Venturer (nor any of its Affiliates), shall disparage or otherwise comment on the other businesses, activities or affairs of the other Joint Venturer (or any of its Affiliates), regardless of the context or circumstances. Anything in this Agreement to the contrary notwithstanding, in no event shall any violation of the provisions of this Section 10.3 be deemed a "material breach" of this Agreement and the sole remedy of any Joint Venturer in connection with a breach of the provisions of this Section shall be to commence an action seeking compensatory damages arising from the violation of the provisions of this Section 10.3.

                  10.4 Withdrawal. (a) No Joint Venturer shall withdraw any of its Capital Contributions without the approval of the other Joint Venturer. Under circumstances requiring a return of Capital Contributions, no Joint Venturer shall have the right to receive property other than cash except as may be specifically provided herein. No Joint Venturer shall receive any interest, salary or draw with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Joint Venture or otherwise in its capacity as Joint Venturer, except as otherwise provided in this Agreement or approved by the other Joint Venturer.

                           (b) No Joint Venturer shall have the right to resign
or withdraw from the Joint Venture, except in connection with a Transfer permitted under Article XI. Upon the occurrence of any Transfer by any Joint Venturer in accordance with Article XI hereof, such Person shall cease to be a Joint Venturer and have no further liability to the Joint Venture or any Joint Venturer from and after the date of the Transfer. In the event that, pursuant to the preceding sentence, any Person ceases to be a partner, such Person shall not have any right: (i) to have the property of the Joint Venture applied to discharge its liabilities; or (ii) to receive any payment or distribution from the Joint Venture as a result thereof or in connection therewith.

                           (c) If any Person resigns or withdraws from the Joint
Venture or causes the dissolution of the Joint Venturer where such resignation, withdrawal or dissolution is in violation of the terms of this Agreement (a "Breaching Venturer"), then, unless the non-breaching Joint Venturer elects to liquidate the Joint Venture (which shall not act as a waiver of any rights or remedies that such non-breaching Joint Venturer may have against the Breaching Venturer), such Breaching Venturer shall be deemed to have irrevocably offered to such other Joint Venturer the option for it (or its designee) to acquire the Breaching Venturer's Joint Venture Interest for a price equal to the net book value of the Joint Venture's assets multiplied by a factor equal to 75% of the Breaching Venturer's Percentage Interest, 10% of which price shall be payable in cash at the closing of such acquisition and the balance of which shall be payable in ten equal annual installments, commencing on the first anniversary of such closing, with interest at an annual rate equal to the Prime Rate plus 100 basis points. Calculation of such price shall be made as of the date of the action resulting in such resignation, withdrawal or dissolution, with the closing of any such sale and purchase to occur not later than 90 days thereafter. Any dispute as to the price to be paid shall be subject to arbitration as provided herein, but no such arbitration shall affect or delay the transfer of Joint Venture Interest, contemplated hereby. The Joint Venturers have agreed to this severe penalty for dissolving or resigning or withdrawing from the Joint Venture in violation of the terms of this Agreement in order to enforce the preference and intent of the Joint Venturers that disagreements between the Joint Venturers be resolved exclusively through the arbitration provisions of Section 13.1 or the provisions of Article XI.

                                   ARTICLE XI
                                    TRANSFERS

                  11.1 Generally. Except as specifically set forth in this Sections 11.2 or 11.3, or as hereafter agreed between the Joint Venturers, neither Joint Venturer shall offer to sell, engage in or cause or permit any Transfer of all or any portion of its Joint Venture Interest or its rights with respect thereto or under this Agreement: (x) at any time during the period commencing on the date hereof and expiring on the tenth anniversary of the first public event held at the Facility (the "Holding Period"), or (y) at any time during the term of the Joint Venture if such Transfer would result in a violation of any of the terms and conditions of the Project Financing, any other mortgages or indebtedness binding upon the Joint Venture, the Ground Lease or any other agreements or leases binding upon the Joint Venture. Notwithstanding the foregoing, subject to compliance with the provisions of subdivision (y) of the immediately preceding sentence, each of the Joint Venturers may transfer all or any portion of such Joint Venturer's Interest or its rights with respect thereto or under this Agreement as follows: (a) as to CADCo, to an entity wholly owned by Koplik or controlled by Koplik (i.e. more than 50% of the equity interest being owned directly or indirectly, by Koplik), (b) as to NOC, to an entity wholly owned or controlled (i.e., ownership of more ,than 50% of the equity interest, being owned directly or indirectly) by (i) any one or more of Robert
E. Nederlander, Sr., and/or James M. Nederlander or Harry J. Nederlander and/or any of their respective relatives (collectively, the "Nederlanders") or (ii) the Nederlanders (or any one or more of them) and, any designee(s) and/or Affiliate(s) of the Nederlanders active and experienced in the concert business for facilities similar in type to the Joint Venture Facility contemplated hereby or (c) as permitted by Sections 11.2 and 11.3 below. Any breach of this Section shall be deemed a withdrawal in violation of this Agreement pursuant to Section 10.4.

                  11.2 Right of First Refusal. Subject to compliance with the terms and conditions of the Loan Documents, in the event that, at any time after the expiration of the Holding Period, any Joint Venturer receives a bona fide written offer (an "Offer") from a Person unaffiliated with such Joint Venturer (the "Offeror") to acquire all of such Joint Venturer's Joint Venture Interest for consideration consisting solely of cash, which such Joint Venturer desires to accept, such Joint Venturer (a "Seller") may do so subject to the provisions of this section 11.2, in which case the following procedure shall be followed:

                           (a) Seller shall first deliver to the other Joint
Venturer a written notice (a "Notice of Offer") specifying: (i) the name and address of the Offeror and, if the Offeror is not a natural Person, its equity owners and Affiliates; (ii) the proposed cash purchase price contained in the Offer; (iii) all other terms and conditions of the Offer; and (iv) a true and correct copy of Seller's acceptance of the Offer and the related agreement of sale between such Seller and the Offeror (the "Agreement of Sale"), if any. The Notice of Offer shall constitute an irrevocable offer (the "First Refusal Offer") by Seller to sell to the other Joint Venturer (or its designee), Seller's entire Joint Venture Interest upon such terms and conditions and for such cash purchase price as are specified in the Notice of Offer and the Agreement of Sale, if any.

                           (b) Within sixty (60) days after receipt of a Notice
of Offer (the "First Refusal Period"), the other Joint Venturer shall have the right to accept the First Refusal Offer, which it may do by delivering to Seller a written notice of acceptance (a "Notice of Acceptance). The Notice of Acceptance shall constitute an irrevocable commitment by such other Joint Venturer ("Buyer") to purchase from Seller its entire Joint Venture Interest for such cash purchase price and on the terms and conditions set forth in the Notice of Offer.

                           (c) If the other Joint Venturer does not deliver to
Seller a Notice of Acceptance within the First Refusal Period, then Seller may sell its entire Joint Venture Interest to the Offeror pursuant to the Agreement of Sale or otherwise as reflected in the Notice of Offer; provided, that such sale is consummated within sixty (60) additional days after the expiration of the First Refusal Period and on the terms and conditions specified in the Notice of Offer and any Agreement of Sale or on other terms and conditions no less favorable to such seller; and provided, further, that any Offeror that actually purchases Seller's Joint Venture Interest in accordance with this Section 11.2 shall be bound by all the terms, conditions and provisions of this Agreements, including, without limitations, with regard to any subsequent Transfers, and shall execute and deliver an agreement confirming that the Offeror is so bound. If the Transfer to the Offeror is not completed within such additional 60-day period, then any subsequent Transfer (to such Offeror or otherwise must again comply with all the requirements of this Section 11.2).

                           (d) In the event that either Joint Venturer delivers
a Notice of Offer in accordance with this section, the other Joint Venturer shall not be entitled to give its own Notice of Offer or to initiate a Buy-Sell under Section 11.3 until the Transfer to the other Joint Venturer or the Offeror is consummated or the two 60-day periods required by this Section 11.2 have both expired.

                           (e) In the event that a Joint Venturer shall elect
not to accept any First Refusal Offer and an Offeror shall purchase the selling Joint Venturer's Interest, then from and after the Transfer of the Interest of the selling Joint Venturer to the Offerors, the control of the business and affairs of the Joint Venture shall be vested exclusively in the non-selling Joint Venturer and the Offeror shall not participate in the management of the Joint Venture business.

                  11.3 Buy-Sell. Subject to compliance with the terms and conditions of the Loan Documents, at any time from and after the occurrence of a Triggering Event, NOC, in the case of a Triggering Event described in clause (i) or clause (ii) of the definition thereof, or CADCo, in the case of a Triggering Event described in clause (ii) of the definition thereof, as the case may be (such Joint Venturer being hereinafter referred to as the "Initiating Joint Venturer"), shall have the right to initiate a buy-sell by making an irrevocable offer (a "Buy-Sell Offer") to the other Joint Venturer (the "Recipient"), which offer shall contain the following provisions:

                           (a) An offer to purchase all (but not less than all)
of the Joint Venture Interest then owned by the Recipient, at a purchase price determined by the Initiating Joint Venturer and set forth in the Buy-Sell Offer (the "Initiating Joint Venturer Price"), which price shall be payable in full in cash at the closing of the purchase and sale to be effected thereunder (the "Closing");

                           (b) The Buy-Sell Offer shall be delivered to the
Recipient by the Initiating Joint Venturer via United States mail certified with return receipt requested, and shall be effective as of the date of posting in the mail;



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



                           (c) The Buy-Sell Offer shall provide for a period of
sixty (60) days (the "Acceptance Period") for acceptance of the offer to purchase therein contained, and shall stipulate a date (the "Closing Date") for Closing which shall not be less than ten (10) days nor more than thirty (30) days after the expiration of the Acceptance Period.

                           (d) During the Acceptance Period, the Recipient shall
elect, by notice in writing to the Initiating (the "Acceptance Notice"), to accept the offer to purchase all of the Recipient's Joint Venture Interest contained in the Buy-Sell Offer (i) at the Initiating Joint Venturer Price or
(ii) at a purchase price determined by the Recipient and set forth in the Acceptance Notice (the "Recipient Price"). If an Acceptance Notice contains a Recipient Price, then the purchase price to be paid by the Initiating Joint Venturer shall be determined pursuant to clause (e) below. If an Acceptance Notice is not so delivered, the Recipient will be deemed to have accepted the offer to purchase contained in the Buy-Sell Offer at the Initiating Joint Venturer Price; that is to say, the Initiating Joint Venturer shall purchase and the Recipient shall sell all of the Joint Venture Interest then held by the Recipient on the Closing Date at the Initiating Joint Venturer Price.

                           (e) Anything herein to the contrary notwithstanding,
if an Acceptance Notice sets forth a Recipient Price, the Initiating Joint Venturer and the Recipient shall immediately enter into expedited negotiations with respect to the purchase price of the Joint Venture Interest of the Recipient. Each of the Joint Venturers shall negotiate in good faith to resolve their dispute as to the purchase price of the Joint Venture Interest of the Recipient. If the Joint Venturers shall fail to mutually agree upon an acceptable purchase price within 15 business days after the Acceptance Notice is received by the Initiating Joint Venturer, then the purchase price of the Joint Venture Interest of the Recipient shall be determined as provided herein. The Initiating Joint Venturer shall submit the Initiating Joint Venturer Price, and the Recipient shall-submit the Recipient Price, to the Arbitration Panel (as such term is defined in Section 13.1(b) hereof) within three (3) business days of the cessation of negotiations. The Arbitration Panel, in accordance with the provisions of Section 13.1 hereof, shall then select either the

Initiating Joint Venturer Price or the Recipient Price, and no other purchase price, as the proper purchase price of the Joint Venture Interest of the Recipient, which selection shall be final and conclusive for all purposes hereof, except that if the price so selected by the Arbitration Panel exceeds 125% of the Initiating Venturer Price, the Initiating Venturer shall have the right, but not the obligation, to consummate the purchase of the Recipient's Joint Venture Interest the price selected by the Arbitration Panel.

                           (f) The Recipient shall execute and deliver such
assignments and other documents as shall be necessary to transfer and convey the Joint Venture Interest to the Initiating Joint Venturer.

                           (g) The Buy-Sell provisions contained herein may not
be invoked during any period after a Notice of Offer has been given and until it is either accepted, rejected or expires pursuant to Section 11.2 hereof.

                           (h) In the event either Joint Venturer initiates a
Buy-Sell hereunder, the Joint Venturer receiving notice of such action shall not be entitled to give a Notice of Offer under Section 11.2 of its intent to sell to a third party or to initiate a Buy-Sell hereunder until the transactions contemplated herein are consummated or terminated pursuant to this Section 11.3.

                           (i) If a Triggering Event occurs and the Initiating
Joint Venturer elects not to initiate a Buy-Sell Offer, then from and after the determination of the Initiating Joint Venturer not to initiate the Buy-Sell Offer, the control of the business and affairs of the Joint Venture shall be vested exclusively in the Initiating Joint Venturer and the Recipient shall not participate in the management of the Joint Venture business.

                  11.4 Ultimate Ownership. From and after the date hereof (except as the result of a Transfer permitted under this Agreement), no Joint Venturer shall cause or permit the Joint Venture Interest attributable to it to be controlled directly or indirectly (by stock or partnership ownership or otherwise) by any Person other than (i) with respect to the Joint Venture Interest of CADCo, Koplik or an entity wholly owned by Koplik or controlled by Koplik (i.e. more than 50% of the equity interest being owned directly or indirectly by Koplik), (ii) with respect to the Joint Venture Interest of NOC, an entity wholly owned or controlled (i.e. more than 50% of the equity interest being owned directly indirectly) by (x) one or more of the Nederlanders or their respective relatives or (y) the Nederlanders (or any of them) and any designee(s) and/or Affiliate(s) of the Nederlanders active and experienced in the entertainment booking business for facilities similar in type to the facilities contemplated hereby, or (iii) the other Joint Venturer or any Affiliate of the other Joint Venturer. If control of a Joint Venturer should change to a Person other than as permitted pursuant to this section, such Joint Venturer shall be considered in material breach of this Agreement irrespective of whether such Joint Venturer voluntarily caused or permitted such change of control.

                  11.5 Material Breach. In the event that any Joint Venturer is in material breach of any of its obligations set forth in Articles X of XI hereof, or willfully breaches any fiduciary duty which it owes to any other Joint Venturer or the Joint Venture and, in either case, fails to remedy any breach within thirty (30) days after written notice from the other Joint Venturer provided however, in the event such default is not a monetary default and such default is not susceptible of cure within thirty (30) days, notwithstanding the exercise of due diligence by the defaulting party, then such thirty (30) day period shall be deemed extended for such additional period of time as may be necessary to cure such default provided the defaulting party shall commence the curing thereof within said thirty (30) day period and shall thereafter prosecute such cure with diligence, the non-breaching Joint Venturer may terminate the Joint Venture by notice to the Joint Venture and may otherwise exercise any remedy available to it at law or in equity, in which event the breaching Joint Venturer shall be deemed to have withdrawn from the Joint Venture in violation of the terms of this Agreement, and the provisions of section 10.4 shall apply. Any claim that by one Joint Venturer that the other has committed a breach as described in this provision shall be subject to arbitration as provided in this Agreement.



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



                                   ARTICLE XII
                           DISSOLUTION AND LIQUIDATION

                  12.1 Dissolution. The Joint Venture shall be dissolved upon the earliest of:

                           (a) The expiration of its term as provided in this
                  Agreement;
                           (b) the written consent of all Joint Venturers;
                           (c) the resignation or withdrawal of either Joint
                  Venturer (whether in compliance herewith or otherwise), which Joint Venturer shall be deemed to have caused such dissolution wrongfully, with all attendant consequences under the Partnership Act; or
                           (d) entry of a decree of judicial dissolution.

                  12.2 Certificates. Upon dissolution, all certificates or notices thereof required by law shall be filed and the Joint Venture business shall be concluded as hereinafter provided.

                  12.3 Liquidation and Winding Up. (a) Upon dissolution of the Joint Venture (other than wrongful dissolution as provided in the Joint Venture
Act), either the Facility or the joint Venture Interests of the Joint Venturers (whichever commands the higher price) shall be sold or otherwise converted into cash (or transferred in satisfaction of Joint Venture debts), and such cash of the Joint Venture after such sale, conversion or transfer shall be applied or distributed as provided in Section 1.2.3(c) below.

                           (b) During the period of the winding up of the
affairs of the Joint Venture, the rights and obligations of the Joint Venturers with respect to the management of the Joint Venture shall continue, except as to a Joint Venturer that has wrongfully caused the dissolution, which shall have forfeited all such rights.

                           (c) Upon dissolution of the Joint Venture as
described in Section 12.3(a) above, the assets of the Joint Venture shall be applied or distributed in the following order:

                                    (i)     To creditors, including Joint
                                            Venturers who are creditors to the
                                            extent permitted by law, in
                                            satisfaction of liabilities of the
                                            Joint Venture other than liabilities
                                            for distributions to Joint
                                            Venturers;

                                    (ii)    To the Joint Venturers in
                                            satisfaction of liabilities, if any,
                                            for distributions; and

                                    (iii)   To the Joint Venturers in accordance
                                            with Article VII hereof.

                           (d) The Joint Venture shall be liquidated in the same
calendar year in which the Facility is sold or otherwise disposed of.

                                  ARTICLE XIII
                               GENERAL PROVISIONS

                  13.1 Arbitration. Any claim or controversy between the Joint Venture and a Joint Venturer or between the Joint Venturers which is either (x) expressly provided to be resolved by arbitration pursuant to this Agreement, or
(y) relates to any dispute as to the management, operation, booking and/or control of the Joint Venture, in the case of any deadlock between the Joint Venturers, shall be submitted to arbitration pursuant to the provisions of this Article. Anything in this Agreement to the contrary notwithstanding, no dispute or claim involving an asserted breach of fiduciary duty or any other claim which could result in a termination of a Joint Venturer's interest shall be resolved by arbitration.

                           (a) Either Joint Venturer may initiate the
arbitration procedure by filing a Demand for Arbitration with the American Arbitration Association at its offices in New York, New York. The party filing such Demand for Arbitration shall send copies of such notice to the other Joint Venturer.

                           (b) Unless otherwise set forth herein, the
arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted by a panel of three arbitrators selected pursuant to the procedures set forth in the Commercial Arbitration Rules of the American Arbitration Association.

                           (c) The Arbitration Panel will be selected within
thirty (30) days and the arbitration will be conducted within sixty (60) days thereafter. A written decision of the Arbitration Panel will be requested as soon as possible, but shall be delivered no later than thirty (30) days after conclusion of the arbitration hearing. The Arbitration Panel may allocate the costs of the arbitration among the parties as they determine proper, however each party will bear its own attorney's fees and related expenses incurred in connection with the arbitration.

                           (d) All decisions of a majority of the Arbitration
Panel shall be binding upon the parties and shall not be subject to collateral attack for any reason whatsoever, and judgment upon any award rendered by the Arbitration Panel may be entered in any court having jurisdiction thereof. All arbitrations shall take place in New York, New York, unless all parties to the arbitration unanimously agree otherwise.

                  13.2 Notices. All notices or offers required or permitted pursuant to this Agreement shall be in writing and shall be deemed to be sufficiently given or served for all purposes when presented personally or sent by certified mail, return receipt requested, to the Joint Venture or either Joint Venturer at the following addresses, or to such other address or addresses as the Joint Venturers may hereafter specify by notice to the Joint Venturers:

                           If to CADCo:

                                    c/o Metropolitan Entertainment, Inc.
                                    7 North Mountain Avenue
                                    Montclair, New Jersey 07042
                                    Attn: Mr. James Koplik

                           With a copy to:

                                    Sandler & Daniells, P.C.
                                    One Hartford Square West
                                    Hartford, Connecticut 06106
                                    Attn: James P. Sandler, Esq.

                           If to NOC:

                                    c/o The Nederlander Organization
                                    810 Seventh Avenue
                                    21st Floor
                                    New York, New York 10019
                                    Attn: Mr. Robert E. Nederlander, Sr.

                           With copies to:

                                    c/o The Nederlander Organization
                                    22 W. Monroe, Suite 704
                                    Chicago, IL 60603
                                    Attn: Mr. Louis F. Raizin

                                      -and-

                                    Proskauer Rose Goetz & Mendelsohn
                                    1585 Broadway
                                    New York, New York 10036
                                    Attn: Kanneth S. Hilton, Esq.


                  13.3 Joint Venturers' Representations. Each Joint Venturer hereby represents and warrants to the other and to the Joint Venture that: (a) such Joint Venturer is duly organized, validly existing and in good standing under the laws of the State of Connecticut; (b) such Joint Venturer owns its Joint Venture Interest free and clear of any lien, claim, encumbrance, security interest, pledge, hypothecation, restriction or limitation of any kind or nature whatsoever in favor of any party other than the other Joint Venturer; (c) such Joint Venturer has full corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement; (d) such Joint Venturer's execution and delivery of, and performance of its obligations under, this Agreement do not and will not (i) require any consent of any other person, firm or entity that has not, on or prior to the date hereof, been obtained (other than those to be obtained from any government or governmental agency or authority as contemplated in the definition of Start Date) or (ii) violate or conflict with any provision of the articles or certificate of incorporation, the bylaws or other organizational documents of such Joint Venturer documents, any agreement, instrument or other document to which such Joint Venturer is a party (or by which its assets are bound or affected), any judgment order, writ, injunction, decree or demand of any court, governmental body or arbitrator by which such Joint Venturer (or its assets) is bound or affected or any statute, rule, regulation or other provision of law applicable to such Joint Venturer; and (e) this Agreement constitutes a legal, valid and binding obligation of such Joint Venturer enforceable against such Joint Venturer in accordance with the terms hereof. In addition, CADCo represents and warrants to NOC that no person other than the individuals described in the application for the Project Financing, inclusive of Koplik, owns or has any right to acquire or be issued any capital stock or other securities of CADCo.

                  13.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Connecticut without regard to the principles of conflicts of law.

                  13.5 Further Acts. The joint Venturers will execute and deliver such further instruments and do such further acts and things as may be required to carry out the purpose and intent of this Agreement.

                  13.6 Disclaimer of Benefit. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Joint Venture.

                  13.7 Successors. Except as otherwise herein provided, this Agreement shall be binding upon and inure to the benefit of the Joint Venturers and their permitted successors, personal representatives, heirs and assigns.

                  13.8 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes constitute one agreement, binding on all the Joint Venturers, notwithstanding that all Joint Venturers are not signatories to the same counterpart. All references herein to this Agreement are deemed to refer to all such counterparts.

                  13.9 Captions. All captions are for convenience only and shall not limit or define the text hereof.

                  13.10 Interpretation. Each Joint Venturer and its counsel have participated in the drafting and negotiation of the terms and provisions of this Agreement, and no party hereto shall be deemed as the drafter for purposes of any principle of law requiring a provision hereof to be construed strictly against the drafter. Whenever the singular number is used in this Agreement and when required by contest, the same shall include the plural, and the masculine gender shall include feminine and neuter genders.

         [END OF TEXT]

                                [EXECUTION PAGE]

                  IN WITNESS WHEREOF, the undersigned have caused this Joint Venture Agreement to be executed as of the 15th day of October, 1993.

                                               CONNECTICUT AMPHITHEATER
                                                  DEVELOPMENT CORPORATION


                                               By:/s/ James [illegible]
                                               Title:President



                                               NEDERLANDER OF CONNECTICUT, INC.


                                               By:/s/ [illegible]
                                               Title:President

                               List of Attachments
         to Connecticut Performing Arts Partners Joint Venture Agreement
                          Dated as of October 15, 1993


           Annexes
              A               Capital Accounts
              B               Description of the Facility
              C               Certain Costs and Expenses
              D               Booking and Management Fees

                                    ANNEX A
                                       TO
                      Connecticut Performing Arts Partners
                            Joint Venture Agreement
                          Dated as of October 15, 1993


             Joint Venturer                        Percentage Interest
                 CADCo                                     40%
                  NOC                                      60%

                                   SCHEDULE I


                                       TO


                      Connecticut Performing Arts Partners

                             Joint Venture Agreement

                          Dated as of October 15, 1993



                   Approved Development and Financing Expenses